[LETTERHEAD OF CABLEVISION]


CABLEVISION SYSTEMS CORPORATION                     CONTACT:  Charles Schueler
ONE MEDIA CROSSWAYS                                           (516) 393-1399
WOODBURY, NEW YORK 11797

            CABLEVISION'S RAINBOW PROGRAMMING COMPLETES PAYMENTS FOR
                     50% OWNERSHIP IN MADISON SQUARE GARDEN

     Woodbury, New York, February 18, 1997--Cablevision Systems Corporation (ASE:CVC) today announced that its wholly owned subsidiary, Rainbow Programming Holdings, Inc., made a payment of the remaining balance of $168.75 million dollars plus accrued interest to ITT Corporation to increase Rainbow's ownership interest in Madison Square Garden, L.P., from approximately 26.6% to 50%.

     Together, Rainbow and ITT purchased the Madison Square Garden properties in March of 1995. The MSG properties include the arena complex, the NBA Knicks, the NHL Rangers and the MSG television network. Under the agreement between the two buyers, Rainbow had until March 17, 1997 to complete its payment of half of the total purchase price. Since March 1995 management of MSG has been shared equally by Rainbow and ITT.

     "Madison Square Garden is New York's premiere sports and entertainment property and a very important strategic asset for Cablevision and Rainbow Programming," said James Dolan, chief executive officer of Cablevision Systems Corporation. "Today's payment to ITT completes the arrangement for Rainbow and ITT to equalize ownership," Mr. Dolan continued.

     Cablevision Systems Corporation is the nation's sixth largest operator of cable television systems, serving 2.8 million customers in 19 states with major operations in Boston, Cleveland and the New York metropolitan area, where Cablevision has 1.6 million customers. Its wholly owned subsidiary, Rainbow Programming Holdings, Inc., manages entertainment, news and sports programming services.


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